February 8, 2021

CONFIDENTIAL

Stephen D. Kelley

Dear Steve:

We are extremely pleased to offer you the position of President & Chief Executive Officer of Advanced Energy Industries, Inc. (the “Company” or “Advanced Energy” or “AE”) on the terms set forth in this offer letter. We envision that you would start on March 1, 2021 (the “Start Date”) with your office being located at the Company’s world headquarters located in Denver, Colorado. In this capacity, you will have the complete support of the Board of Directors in your efforts to make certain that the Company achieves the goals set forth by the Board. You will also be nominated to serve as a member of the Board, commencing on the Start Date.

Base Salary. Your starting salary will be $850,000 on an annualized basis and will be paid semi-monthly. In addition to the above base salary, you are eligible for short and long-term incentive compensation as described below, all in accordance with our applicable plan documents.

Short-Term Incentive Compensation. You are eligible under the 2021 Short Term Incentive Plan (the “2021 STIP”) for an annual cash target incentive of 100% of your base salary with a 200% stretch potential. Your 2021 STIP incentive is prorated based on your Start Date. Payout under the 2021 STIP is dependent on the Company’s financial performance, your performance and your continued active employment with the Company in your position through the date that the incentive award is paid. The Compensation Committee and the Board would typically evaluate the attainment of the 2021 STIP in the first quarter of 2022. Target incentives do not constitute a promise or guarantee of payment.

Long-Term Incentive Compensation. You are also eligible under the 2021 Long Term Incentive Plan (the “2021 LTIP”) that covers a performance period of three (3) years (i.e., 2021, 2022 and 2023). Your 2021 LTIP equity incentive grant date value (using a 30-day average stock price) is $3.6M, with (i) 50% of the value awarded as restricted “time-based” stock units that vest 1/3rd each year and (ii) 50% as performance stock units. The performance stock units have a 200% stretch potential. The structure and design of the 2021 LTIP has been revised to include relative TSR and strategic performance metrics. Payout under the 2021 LTIP is dependent on the Company’s performance, your performance and your continued active employment with the Company in your position through the date that the incentive award is paid. The Compensation Committee and the Board would evaluate the attainment under the 2021 LTIP starting in 2022. Target incentives do not constitute a promise or guarantee of payment.

Advanced Energy Industries, Inc.

1595 Wynkoop Street, Suite 800 | Denver, CO 80202 | USA |+1 970 221 4670 | advanced-energy.com

Confidential Offer Letter

February 8, 2021

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New Hire Inducement Equity Grant. You are also eligible for a new hire inducement equity grant equal to $1.2M of grant date equity value (using a 30-day average stock price) with (i) 50% of the equity value awarded as restricted “time-based” stock units that vest 1/3rd each year over a three-year period and (ii) 50% of the equity value awarded as performance-based stock units under the 2021 LTIP.

Relocation Assistance. Given your relocation to the Denver area, we also offer you relocation assistance in accordance with AE’s relocation program up to a maximum benefit amount of $350,000. Should you decide to leave the Company within a year after your Start Date, you would be required to repay back to the Company any amounts paid to you for relocation.

General Terms of Incentive Compensation. Please note that the terms of the 2021 STIP and 2021 LTIP (including the 2017 Omnibus Incentive Plan and associated grants agreements) control the annual cash incentive bonus and equity incentive grants. In the event of a conflict between the terms of this offer letter and those documents, the terms of the 2021 STIP and 2021 LTIP (including the 2017 Omnibus Incentive Plan and associated grants agreements), as applicable, will control. All incentive plans are regularly re-evaluated and are subject to change at any time at the discretion of the Company.

Stock Ownership Policy. In 2014, the Company approved a Stock Ownership Policy that applies to the Board, the CEO and the executive team, all as more fully described in our 2020 Annual Proxy Statement.

Executive Change in Control and General Severance Agreement. We will offer you the standard Executive Change in Control and General Severance Agreement as described in our 2020 Annual Proxy Statement, a copy of which has been provided to you separately.

Key Employee Agreement. As a condition of employment, you will sign the Company’s Key Employee Agreement, a copy of which has been provided to you separately.

Benefits. AE offers medical, dental, 401(k) and disability benefits under its standard agreements and policies. Benefits become effective the first day of the month following your Start Date. You will be provided with additional information and will have an opportunity to enroll in benefits when your employment commences. As President & CEO, you will not accrue Paid Time Off (PTO), but will be able to take time off at your own discretion. Advanced Energy also recognizes seven (7) Company-sponsored holidays during each calendar year. The Company’s benefit programs are re-evaluated from time to time and are subject to change or cancellation at any time, at the discretion of the Company. This may include coverage offered and the cost of coverage.

Under U.S. export control laws, the U.S. Government regulates the transfer of U.S.-origin technology to certain non-U.S. persons in the United States, and Advanced Energy must comply with these laws. These restrictions do not apply to technology transfers in the United States between and among U.S. citizens, lawful permanent residents of the United States ("green card holders"), U.S. asylees, U.S. refugees, or aliens lawfully admitted for temporary residence under the 1986 legalization program. Your employment with Advanced Energy is

Advanced Energy Industries, Inc.

1595 Wynkoop Street, Suite 800 | Denver, CO 80202 | USA |+1 970 221 4670 | advanced-energy.com

Confidential Offer Letter

February 8, 2021

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contingent upon the Company's ability to obtain any required export license or other export authorization. We understand that you are a U.S. citizen and will provide a copy of such documentation.

Once you join as an employee of Advanced Energy, you will be subject to all policies and procedures. We understand that you are not bound by any agreements that would restrict your duties with the Company. Given the importance of having your full attention and focus on AE and the position, please let us know of any outside commitments you currently have so that we can discuss. Any conflicts in terms of time and attention should be agreed to in advance. The information in this letter is not intended to constitute a contract of employment, either express or implied. Your employment with Advanced Energy Industries, Inc. shall be at will, which means that either you or the Company may terminate the employment relationship at any time and for any reason, with or without advance notice.

Steve, representing the full Board, we are very excited that we have such an outstanding leader to take the Company to the next level of performance. I am looking forward to working with you and supporting your future successes. Given our recent discussions, we ask that you countersign below as soon as practicable, but preferably this evening.

Sincerely,

/s/ Grant Beard

Grant Beard, Chairman of the Board

Acceptance of offer:

/s/ Stephen D. Kelley 2/8/21

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SignatureDate

Advanced Energy Industries, Inc.

1595 Wynkoop Street, Suite 800 | Denver, CO 80202 | USA |+1 970 221 4670 | advanced-energy.com